Exhibit 2.1

SHARE SUBSCRIPTION
AGREEMENT

By and between

INDIA GLOBALIZATION CAPITAL, INC.
A Maryland, USA Corporation

And

Brilliant Hallmark Sdn. Bhd.
Incorporated in Malaysia

And

Shareholders of
Brilliant Hallmark Sdn. Bhd. August 1, 2016

SHARE SUBSCRIPTION AGREEMENT

This SHARE SUBSCRIPTION AGREEMENT (“SSA” or “Agreement”), by and between INDIA GLOBALIZATION CAPITAL, INC., a Maryland corporation, with headquarters located at 4336 Montgomery Avenue, Bethesda, Maryland 20814 (“IGC”, “Company,” “Buyer”, “Investor”), as party of the first part, and Brilliant Hallmark, Sdn. Bhd. (“Brilliant”), a company incorporated in Malaysia, and the shareholders (“Owner”, “Owners”) of Brilliant, collectively on the second part is effective as of the date signed herein. All parties to this Agreement collectively may be referred to hereafter as “the Parties.”

DEFINITIONS:

“IGC,” “Company,” and/or “Buyer” refer to India Globalization Capital, Inc.

“Owner” refers to the shareholders of Brilliant Hallmark Sdn. Bhd.

“Brilliant”, refers to, Brilliant Hallmark Sdn. Bhd., incorporated in Malaysia and identified as set out in Schedule A.

“RGF Land”, refers to RGF Land, Sdn. Bhd. a company incorporated in Malaysia as identified in Schedule A.

“Shares” refer to 4,000,000 (four million) shares of common stock of Company, par value $.001, which shall be issued to Brilliant as contemplated in this Agreement.

“Valuation Date” refers to June 2, 2016, the date on which the Parties agree to value the exchange.

“FMV” refers to the Fair Market Value of the Company’s shares as valued on the Valuation Date. The FMV of IGC Shares is agreed between the Parties to be $1,880,000.

“Closing” refers to the closing of the share exchange contemplated in this Agreement.

“The Closing Date” refers to the date of Closing of the share exchange as contemplated in this Agreement.

“FYE” refers to Financial Year Ended.

“SEC” refers to the U.S. Securities and Exchange Commission.

“Encumbrance” refers to any mortgage, lis pendens, charge, pledge, lien (other than a lien arising by statute or operation of law), equities, hypothecation or other encumbrance, priority or security interest, preemptive right deferred purchase, title retention, leasing, sale-and-repurchase or sale- and-leaseback arrangement whatsoever over or in any property, and/or assets or rights of any nature and includes any agreement for any of the same. Reference to “Encumbrances” shall be construed accordingly.

SCHEDULES AND EXHIBITS:

Schedule A: Companies Commission of Malaysia information on Brilliant Hallmark Sdn. Bhd. and RGF Land Sdn. Bhd.

Schedule B: Financial Statements of Brilliant Hallmark Sdn. Bhd.

Schedule C: Blank

Schedule D: Disclosure of land asset.

Schedule E: Development Agreement dated 18th   April 2016 between RGF Land (The Landowner) and Brilliant Hallmark (The Developer).

Exhibit A: Non-U.S. Person Certificate.

Exhibit B: Tag Along Agreement

Background:

A.       The individuals listed in Schedule A, appended hereto collectively, referred to as “Owner,” own 100% of Brilliant Hallmark Sdn. Bhd. (“Brilliant”) free and clear of all encumbrances.

B.       IGC will subscribe to 10% (ten percent) of Brilliant through the issuance of new stock of Brilliant.

C.       Brilliant is a private limited land development company, incorporated in Malaysia as identified in Schedule A, with an exclusive Development Agreement with RGF Land Sdn. Bhd. dated 18th April 2016, Schedule E, to develop the land assets set out in Schedule D.

D.       IGC, Brilliant, and RGF Land Sdn. Bhd. are also parties to a Tag Along Agreement dated the same date as this Agreement, and attached hereto as Exhibit B, which the parties incorporate by reference herein.

WHEREFORE, in consideration of the mutual covenants and agreements contained in this Agreement, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound thereby, the Parties hereby agree as follows:

1.   EXCHANGE OF SHARES

(a) Share Exchange.

(i)      Share Exchange. Subject to the satisfaction (or waiver) of the conditions set forth in Sections 5 and 6 of this Agreement, Brilliant shall assign, sell, and transfer to Company 11 (eleven) shares of Brilliant, which shares constitute 10.0% of the issued and outstanding shares of Brilliant, post this issuance, with all such interests acquired being free and clear of any and all Encumbrances, together with all rights now or hereafter attaching thereto. Subject to the terms and conditions set forth in Section 5, subsections (ix) and (x) of this Agreement, in exchange, Company shall issue to Brilliant the Shares of its common stock, valued at the FMV as of the Valuation Date, on the Closing Date(s) (as defined below).

(ii)      Closing(s).  The date and time of Closing(s) shall be on such date(s) as is/are mutually agreed to by Company and Brilliant) after notification of satisfaction (or waiver) of the conditions to Closing set forth in Sections 5 and 6 of this Agreement. Closing shall take place at the offices of The Finkelstein Group, P.C. 4600 N. Park Ave. Suite 101, Chevy Chase, Maryland, 20815. Pursuant to Section 5, subsections (ix) and (x) of this Agreement, Closing(s) as to partial amounts of the full consideration contemplated by the Agreement may take place on one or more dates as agreed by the parties.

(iii)    Termination For Failure to Close.  Subject to the notice provisions of Section 9, subsection (h) of this Agreement, if Closing does not occur as set forth in this Agreement due to one or both of the Parties’ failure to perform in accordance with the terms of this Agreement, then the other party may terminate the Agreement.

2.   REPRESENTATIONS AND WARRANTIES OF OWNER AND BRILLIANT

As of the Closing Date, Owner, and Brilliant warrant and represent to Company the following:

(a) Organization; Authority. Brilliant is a private corporation duly organized, validly existing, and in good standing under the laws of Malaysia. Brilliant is a foreign corporation in good standing in each jurisdiction where it operates. Brilliant has full power and authority to own or lease its properties, and conduct its business as currently conducted, and as proposed to be conducted. The execution, delivery, and performance by Brilliant of the transactions contemplated by this Agreement have been duly authorized by all necessary corporate action. This Agreement has been duly executed by Brilliant and when delivered by Brilliant in accordance with the terms hereof, will constitute a valid and legally binding obligation of Brilliant, enforceable against it in accordance with its terms, except as such enforceability may be limited by general principles of equity or applicable bankruptcy, insolvency, reorganization, moratorium, liquidation, or similar laws relating to or affecting generally the enforcement of applicable creditors’ rights and remedies.

(b) Authorization; Enforcement; Validity. Brilliant has the requisite corporate power and authority to enter into and perform its obligations under this Agreement. The execution and delivery of this Agreement and the consummation by Brilliant of the transactions contemplated hereby and thereby, have been duly authorized by Brilliant Board of

Directors, and its stockholders and no further filing, consent, or authorization is required by Brilliant Board of Directors, its stockholders or any regulatory authority. This Agreement has been duly executed and delivered by Brilliant, and constitutes the legal, valid and binding obligations of Brilliant, enforceable against Brilliant in accordance with their respective terms.

(c) No Conflicts. The execution, delivery and performance by Brilliant of this Agreement, and the consummation by Brilliant of the transactions contemplated hereby, will not: (i) result in a violation of the organizational documents of Brilliant; or (ii) conflict with, or constitute a default (or an event which, with notice or lapse of time or both, would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, any agreement, lease, contract, indenture or other instrument or obligation to which Brilliant is a party; or (iii) result in a violation of any law, rule, regulation, order, judgment, or decree (including Malaysian securities laws) applicable to Brilliant, except in the case of clauses (ii) and (iii) above, for such conflicts, defaults, rights or violations which would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the ability of Brilliant to perform its obligations hereunder, or on the business, properties, assets, operations, results of operations, condition (financial or otherwise) or prospects of Brilliant, or on the transactions contemplated hereby or by the agreements and instruments to be entered into in connection herewith or therewith.

(d) Capitalization.  The total authorized shares of Brilliant is 400,000 (four hundred thousand). The total issued and outstanding shares, fully diluted, of Brilliant, is 100 shares (one hundred). Owner owns 100 (one hundred) shares, representing 100% ownership in Brilliant. The shares of Brilliant have been duly authorized and validly issued and are fully paid and non-assessable. Brilliant shall issue to the Company 11 (eleven) shares free from all taxes, liens, claims, and charges with respect to the issue thereof, validly issued, fully paid and non-assessable. Such that the Company shall have a 10% (ten percent) ownership post transaction. Brilliant has provided Company with true and complete copies of Brilliant’s Articles of Organization. There are no other securities or instruments issued by Brilliant, other than 100 shares.

(e) Derivative Securities. There are no other securities or instruments issued by Brilliant. There are no outstanding loans, debts, agreements, bonds, indentures, or promissory notes giving the holder thereof the right to convert such instruments into shares of Brilliant.

(f) Financials. Attached hereto, collectively, as Schedule B are the true consolidated financial statements for Brilliant prepared on an accrual basis. The Financial Statements have been prepared on a consistent basis in accordance with generally accepted accounting principles (“GAAP”), consistently applied, and fairly and accurately present the financial position and results of operation of Brilliant for the periods covered thereby (subject to normal recurring changes resulting from year-end adjustments). The books and records maintained by Brilliant and upon which the Financial Statements are based are true and correct in all material respects and accurately reflect the business of each subsidiary. Except to the extent reflected or reserved against in the balance sheet as at June 30, 2016, Brilliant has no material liability of any nature, whether absolute, accrued, contingent or otherwise and whether due or to become due, including, without limitation, any liability for taxes for any period prior to June 30, 2016.

(g) Litigation. There is no action, suit, claim, or proceeding pending or, to the knowledge of Brilliant and Owner, threatened against Brilliant or Owner before any court or administrative agency or otherwise.

(h) Taxes.  Brilliant has filed all federal, state, local and foreign tax returns which have been required to be filed and have paid all taxes indicated by such returns and all assessments received by it to the extent that such taxes have become due and are not being contested in good faith and for which an adequate reserve for accrual has been established in accordance with GAAP as may be required.

(i) Absence of Certain Changes. Since June 30, 2016, Brilliant has not entered into any material transaction, other than transactions in the ordinary course of business. Brilliant has no material contingent obligations which are not already disclosed in its financial statements.

(j) Contracts. Neither Brilliant, nor, to Owner’s knowledge, any other party, is in default in the observance or performance of any term or obligation to be performed by it under any such agreement or any other agreement or instrument to which Brilliant is a party or by which its respective properties or businesses may be bound, and no event has occurred which, with notice or lapse of time or both, would constitute such a default, except for possible defaults which could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(k) Conduct of Business. Brilliant is not in violation of any judgment, decree, or order or any statute, ordinance, rule or regulation applicable to it, except for possible violations which could not, individually or, in the aggregate, reasonably be expected to have a Material Adverse Effect.

(l) Due Diligence Fees. IGC shall pay due diligence expenses if any, in connection with the transactions contemplated by this Agreement.

(m) Property. Schedule D sets out the land assets that are to be developed by Brilliant.

(n) Development Agreement dated April 18, 2016 with RGF Land. Schedule E sets out the exclusive agreement, including all amendments, with RGF Land to develop the land assets set out in Schedule D.

(o) Intellectual Property.  Brilliant holds all material licenses, certificates and permits from governmental authorities which are necessary to the conduct of its businesses in the manner in which it is being conducted; Brilliant owns or possesses the right to use all patents, patent rights, trademarks, trade names, service marks, service names, copyrights, license rights, know-how (including trade secrets and other unpatented and unpatentable proprietary or confidential information, systems, or procedures) and other intellectual property rights necessary to carry on its business in all material respects in the manner in which it is being conducted; Brilliant has not infringed, and Brilliant has not received notice of conflict with, any Intellectual Property of any other person or entity. There are no outstanding options, licenses, or agreements of any kind relating to any Intellectual Property of Brilliant. None of the technology employed by Brilliant and material to Brilliant’s business has been obtained or is being used by Brilliant in violation of any contractual obligation binding on Brilliant or, to Owner’s knowledge, any of its officers, directors or employees or, to Owner’s knowledge, otherwise in violation of the rights of any persons; Brilliant has not received any written or oral communications alleging that Brilliant has violated, infringed or conflicted with, or, by conducting its business would violate, infringe or conflict with any of the Intellectual Property of any other person or entity. Owner and Brilliant know of no infringement by others of any Intellectual Property owned by or licensed to Brilliant.

(p) Organizational Documents.

(i)       Brilliant has heretofore delivered to Company true, correct, and complete copies of Articles of Incorporation, Bylaws and a certificate of good standing certified by the Companies Commission of Malaysia for Brilliant as shown in Schedule A.

(ii)       The minute books of Brilliant, as set out in Schedule A, accurately reflect all actions taken at all meetings by its shareholders, and directors from the date of incorporation to the date hereof.

(q) Material Information. This Agreement, the Schedules and Exhibits attached hereto, and all other information provided in writing, emails, or in person, by Owner and Brilliant or representatives of either to Company or its legal representatives, taken as a whole, are true and accurate and do not contain any untrue, misrepresentative, or misleading statement of a material fact, nor do they omit or fail to state any fact material to this transaction. There are no facts or conditions which have not been disclosed to Company in writing which, individually or, in the aggregate, could have a material adverse effect on Brilliant or a material adverse effect on the ability of Brilliant to perform any of their obligations pursuant to this Agreement.

(r) Amendments to Articles. Since its date of incorporation, Brilliant has not:

(i) Amended, other than as disclosed in Schedule A, its Certificate or Articles of Association or Bylaws (or similar document), or merged with or into or consolidated with any other person or entity, or subdivided or in any way reclassified any of its ownership interests, or changed or agreed to change in any manner the rights of its ownership or the character of its business;

(ii) issued, reserved for issuance, sold or redeemed, repurchased or otherwise acquired, or issued options or rights to subscribe to, or entered into any contract or commitment to issue, sell or redeem, repurchase or otherwise acquire, any ownership interests or any bonds, notes, debentures or other evidence or indebtedness; or

(iii) other than as disclosed in the Financial Statements in Schedule B, made any loan or advance to any manager, officer, director or employee, consultant, agent or other representative.

(s) Subsidiaries. Brilliant has no direct or indirect subsidiaries.

(t) Sale of Shares.  Brilliant shall be the beneficial and record holder of the Shares.
(u) Cooperation.    Owner and Brilliant shall execute, deliver, and file and otherwise assist Company in filing reports with the Exchange or the SEC with respect to the issuance of the Shares.

(v) Money Laundering Laws.  The operation of Brilliant, including but not limited to investments in Brilliant and the land assets disclosed in Schedule D are and have been conducted at all times in compliance with applicable financial record-keeping and reporting requirements of the Malaysian and international authorities including compliance with applicable money laundering statutes, and applicable rules and regulations thereunder (collectively, the “Money Laundering Laws”), and no action, suit, or proceeding by or before any court or governmental agency, authority, body, or arbitrator involving Brilliant, land assets, or Owner with respect to the Money Laundering Laws is pending or, to Brilliant’s or Owner’s knowledge, threatened.

(w) None of Brilliant, Owner, any director, officer, agent, employee or affiliate of Brilliant is currently subject to any sanctions or investigations by any regulatory authority.

(x) Transactions and Integration with Affiliates. To Brilliant’s and Owner’s knowledge, there are no affiliations or associations between any member of USA FINRA and any of Brilliant’s officers, directors or 3% or greater security holders. There are no relationships or related-party transactions involving Brilliant and to the knowledge of Brilliant or Owner any other person that is a 3% shareholder of the Company.

3.   REPRESENTATIONS AND WARRANTIES OF COMPANY

Company warrants and represents to Owner that, as of the date hereof and as of the Closing Date (which representations and warranties shall be deemed to apply, where appropriate, to each Subsidiary (as defined below) of the Company):

(a)   Organization. Company has been duly organized and validly exists as a corporation in good standing under the laws of the State of Maryland, with full corporate power and authority to own or lease its properties and conduct its business, to enter into and consummate the transactions contemplated by this Agreement, and to otherwise carry out its obligations hereunder and thereunder. The Company has no significant subsidiaries (as such term is defined in Rule 1-02 of Regulation S-X promulgated by the SEC) other than as set forth in the Company’s Annual Report on Form 10-K for the fiscal year ended March 31, 2015 (the “Annual Report”) and otherwise has no direct or indirect subsidiaries. Company is duly qualified to transact business in all jurisdictions in which the conduct of its business requires such qualification, except where the failure to be so qualified would not reasonably be expected to result in any Material Adverse Effect on the business, properties, assets, operations, results of operations, condition (financial or otherwise) or prospects of Company, or on the transactions contemplated hereby, or on the authority or ability of Company to perform its obligations under this Agreement.

(b)   Authorization; Enforcement; Validity.    Company has the requisite corporate power and authority to enter into and perform its obligations under this Agreement and to issue the Shares in accordance with the terms hereof and thereof. The execution and delivery of this Agreement and the consummation by the Company of the transactions contemplated hereby and thereby, including, without limitation, the issuance of the Shares have been duly authorized by the Company’s Board of Directors, and other than NYSE approval, no further filing, consent, or authorization is required by Company’s Board of Directors or its stockholders. This Agreement has been duly executed and delivered by Company, and constitutes the legal, valid and binding obligations of Company, enforceable against Company in accordance with their respective terms, except as such enforceability may be limited by general principles of equity or applicable bankruptcy, insolvency, reorganization, moratorium, liquidation or similar laws relating to, or affecting generally, the enforcement of applicable creditors’ rights and remedies.

(c)  Issuance of Securities.  The outstanding shares of Common Stock of Company have been duly authorized and validly issued and are fully paid and non-assessable; the Shares to be issued by Company have been duly authorized and, when issued and paid for as contemplated herein, will be free from all taxes, liens, and charges with respect to the issue thereof, validly issued, fully paid and non-assessable, and no preemptive rights of stockholders exist with respect to any of the Shares or the issue and sale thereof. Neither this Agreement, nor the offering or sale of the Shares as contemplated by this Agreement, shall give rise to any rights, other than those which have been waived or satisfied, for or relating to the registration of any shares of Common Stock. There are no securities or instruments issued by Company containing anti-dilution or similar provisions that will be triggered by the issuance of the Shares.

(d)   Equity Capitalization. As of the date hereof and as of the Closing Date, Company has approximately 23,000,000 shares issued and outstanding, and Company warrants and options to purchase approximately 1,500,000 shares of common stock. In addition, Owner and Brilliant acknowledge that the current management shall be issued shares pursuant to the Employees Stock Plan that will cause dilution in the number of shares outstanding. The Owner and Brilliant further agree that the current management shall be issued a proportion of shares recovered from the cancellation of shares issued in the Ironman or Midtown Partners transactions, which will not cause a further dilution in the number of shares outstanding.

(e)   Weaknesses or Changes in Internal Accounting Controls. Other than as disclosed in public filings, Company is not aware of: (i) any material weakness in its internal control over financial reporting; or (ii) change in internal control over financial reporting that has materially affected, or is reasonably likely to materially affect, Company’s internal control over financial reporting.

(f)     eXtensible Business Reporting Language.    The interactive data in eXtensible Business Reporting Language included or incorporated by reference in this Agreement fairly presents the information called for in all material respects and has been prepared in accordance with the Commission’s rules and guidelines applicable thereto

(g)    Sarbanes-Oxley.  Solely to the extent that the Sarbanes-Oxley Act of 2002, as amended, and the rules and regulations promulgated by the SEC and The NYSE MKT (the “Principal Market”) thereunder (collectively, the “Sarbanes-Oxley Act”) has been or is applicable to Company, there is not, and there has not been, any failure on the part of Company to comply in all respects with any provision of the Sarbanes-Oxley Act. Company has taken all necessary actions to ensure that it is in compliance in all respects with all provisions of the Sarbanes-Oxley Act that are in effect with respect to which Company is required to comply and is actively taking steps to ensure that it will be in compliance with the other provisions of the Sarbanes-Oxley Act which will become applicable to Company.

(h)   Litigation.  Other than as disclosed in public filings, there is no action, suit, claim or proceeding pending or, to the knowledge of Company, threatened against Company before any court or administrative agency or otherwise which, if determined adversely to Company, would have, individually or in the aggregate, a Material Adverse Effect, except as set forth in Company’s SEC Documents.

(i)    Title.  Company has good and marketable title to all of the material properties and assets reflected in the consolidated financial statements hereinabove described or described in its SEC Documents, and such properties and assets are not subject to lien, mortgage, pledge, charge, or encumbrance of any kind, except those reflected in such financial statements or described in the SEC Documents or which are not material in amount or would not materially interfere with the use to be made of such properties or assets. Company, however, is negotiating a sale of the mining assets in China, which could, when completed, decrease the total assets held by Company. Owner acknowledges that this has been discussed with Owner to the satisfaction of Owner. Company occupies its leased properties under valid and binding leases conforming in all material respects to the description thereof set forth in the SEC Documents.

(j)    Taxes. Company has filed all federal, state, local and foreign tax returns which have been required to be filed and have paid all taxes indicated by such returns and all assessments received by it to the extent that such taxes have become due and are not being contested in good faith and for which an adequate reserve for accrual has been established in accordance with GAAP.  All tax liabilities have been adequately provided for in the consolidated financial statements of Company in accordance with GAAP, and Company does not know of any actual or proposed additional material tax assessments.

(k)  Absence of Certain Changes. Since the filing of the annual financial statements on Form 10-K for FYE March 31, 2016, there has not been any Material Adverse Effect, and Company has not entered into any material transaction. Company has no material contingent obligations which are not already disclosed in the Company’s consolidated financial statements or included in the SEC Documents.

(l)    No Conflicts.  Company is not, or with the giving of notice or lapse of time or both, will not be after giving effect to the execution, delivery, and performance of the Transaction Documents by Company and the consummation by Company of the transactions contemplated hereby and thereby (including, without limitation, the issuance of the Common Shares): (i) in violation of its articles of organization, by-laws, any certificate of designations, or other organizational documents; or (ii) in violation of or in default under any agreement, lease, contract, indenture, or other instrument or obligation to which it is a party, or by which it, or any of its properties, is bound and, solely with respect to this clause (ii), which violation or default would have a Material Adverse Effect. The execution  and delivery of this Agreement, and the consummation of the transactions herein contemplated and the fulfillment of the terms hereof, will not conflict with or result in a breach of any of the terms or provisions of, or constitute a default under, any indenture, mortgage, deed of trust, or other agreement or instrument to which Company is a party or by which Company or any of its respective properties is bound, or of the articles of organization or by-laws of Company or any law, order, rule or regulation judgment, order, writ or decree applicable to Company of any court or of any government, regulatory body, administrative agency, or other governmental body having jurisdiction, except to the extent that such conflict, breach, or default would not have a Material Adverse Effect.

(m) Contracts.  Each contract, document, or other agreement described in Company’s SEC Documents or listed in the exhibits thereto or incorporated by reference therein is in full force and effect and is valid and enforceable by and against Company in accordance with its terms (except as rights to indemnity and contribution thereunder may be limited by federal or state securities laws and/or matter of public policy and, except as the enforceability thereof, may be limited by bankruptcy, insolvency, reorganization, moratorium, or other similar laws affecting the enforcement of creditors’ rights generally and by general equitable principle). Neither Company, nor, to Company’s knowledge, any other party, is in default in the observance or performance of any term or obligation to be performed by it under any such agreement or any other agreement or instrument to which Company is a party or by which Company or its respective properties or businesses may be bound, and no event has occurred which, with notice or lapse of time or both, would constitute such a default, in any such case in which the default or event, individually or in the aggregate, would have a Material Adverse Effect.

(n)   Regulatory Approvals. Except for the approval of Company's Principal Market, which is pending, each approval, consent, order, authorization, designation, declaration, or filing by or with any regulatory, administrative, or other governmental body necessary in connection with the execution and delivery by Company of this Agreement and the consummation of the transactions herein contemplated has been obtained or made and is in full force and effect.

(o)   Conduct of Business.  Company is not in violation of any judgment, decree or order, or any statute, ordinance, rule, or regulation applicable to Company, and Company will not conduct its business in violation of any of the foregoing, except in all cases for possible violations which could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(p)   Intellectual Property.  Except as described in the SEC Documents or in any document incorporated by reference therein, Company holds all material licenses, certificates and permits from governmental authorities which are necessary to the conduct of its business in the manner in which it is being conducted; Company owns or possesses the right to use all patents, patent rights, trademarks, trade names, service marks, service names, copyrights, license rights, know-how (including trade secrets and other unpatented and unpatentable proprietary or confidential information, systems, or procedures) and other Intellectual Property rights necessary to carry on its business in all material respects in the manner in which it is being conducted; Company has not infringed, and Company has not received notice of conflict with, any Intellectual Property of any other person or entity. There are no outstanding options, licenses, or agreements of any kind relating to the Intellectual Property of Company that are required to be described in the SEC Documents and which are not described therein in all material respects. Company is not a party to or bound by any options, licenses, or agreements with respect to the SEC Documents, which would violate, infringe, or conflict with any of the Intellectual Property of any other person or entity. Company knows of no infringement by others of Intellectual Property owned by or licensed to Company.

(q) Internal Accounting Controls.

(i)       Other than as disclosed in public filings, Company maintains a system of internal accounting controls sufficient to provide reasonable assurances that: (i) transactions are executed in accordance with management’s general or specific authorization; (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain accountability for assets; (iii) access to assets is permitted only in accordance with management’s general or specific authorization; and (iv) the recorded accountability for assets is compared with existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

(ii)      Company, other than as disclosed in public filings, has established and maintains “disclosure controls and procedures” (as defined in Rules 13a-15(e) and 15d-15(e) under the 1934 Act); Company’s “disclosure controls and procedures” are reasonably designed to ensure that all information (both financial and non-financial) required to be disclosed by Company in the reports that it files or submits under the 1934 Act is recorded, processed, summarized, and reported within the time periods specified in the rules and regulations of the
1934 Act, and that all such information is accumulated and communicated to Company’s management as appropriate to allow timely decisions regarding required disclosure to be made and to make the certifications of the Chief Executive Officer and Chief Financial Officer of Company required under the 1934 Act with respect to such reports.

(r)   Industry and Market Data. The statistical, industry-related and market- related data included in the SEC Documents are based on or derived from sources which Company reasonably and in good faith believes are reliable and accurate, and such data agree in all material respects with the sources from which they are derived.

(s)   Money Laundering Laws. The operation of Company is and has been conducted at all times in compliance with applicable financial record-keeping and reporting requirements of the Currency and Foreign Transactions Reporting Act of 1970, as amended, applicable money laundering statutes, and applicable rules and regulations thereunder (collectively, the “Money Laundering Laws”), and no action, suit, or proceeding by or before any court or governmental agency, authority, body, or arbitrator involving Company with respect to the Money Laundering Laws is pending or, to Company’s knowledge, threatened.

(t)    Office of Foreign Assets Control. Neither Company, nor, to Company’s knowledge, any director, officer, agent, employee or affiliate of Company is currently subject to any U.S. sanctions administered by the Office of Foreign Assets Control of the U.S. Treasury Department.

(u)   Insurance. Company carries or is covered by, insurance in such amounts and covering such risks as is adequate for the conduct of its business and the value of its properties and as is customary for companies of similar size engaged in similar businesses.

(v)   Employee Benefits.  Company is in compliance in all material respects with all presently applicable provisions of the Employee Retirement Income Security Act of 1974, as amended, including the regulations and published interpretations thereunder
(“ERISA”); no “reportable event” (as defined in ERISA) has occurred with respect to any “pension plan” (as defined in ERISA) for which Company would have any material liability; Company has not incurred and does not expect to incur material liability under: (i) Title IV of ERISA with respect to termination of, or withdrawal from, any “pension plan;” or (ii) Sections 412 or 4971 of the Internal Revenue Code of 1986, as amended, including the regulations and published interpretations thereunder (the “Code”), and each “pension plan” for which Company would have any liability that is intended to be qualified under Section 401(a) of the Code is so qualified in all material respects and nothing has occurred, whether by action or by failure to act, which would cause the loss of such qualification.

(w) Employee Relations.

(i)    Company is not a party to any collective bargaining agreement, nor does it employ any member of a union. Company believes that its relations with its employees are good. No executive officer of Company has notified Company that such officer intends to leave Company or otherwise terminate such officer's employment   with Company. No executive officer of Company is, or is now expected to be, in violation of any material term of any employment contract; confidentiality, disclosure, or proprietary information agreement; non- competition agreement; or any other contract or agreement or any restrictive covenant, and the continued employment of  each such executive officer does not subject Company to any liability with respect to any of the foregoing matters, except where such violation would not, either individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.

(ii)      Company is in compliance with all federal, state, local and foreign laws and regulations respecting labor, employment and employment practices, and benefits, terms, and conditions of employment and wages and hours, except where failure to be in compliance would not, either individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.

(x)  Transactions with Affiliates.  To Company’s knowledge, there are no affiliations or associations between any member of FINRA and any of Company’s officers, directors or 5% or greater security holders, except as set forth in the SEC Documents. There are no relationships or related-party transactions involving the Company and to the knowledge of Company, any other person required to be described in the Prospectus, which have not been described as required.

(y)   Environmental Laws.  Company is not in violation of any statute, rule, regulation, decision, or order of any governmental agency or body or any court, domestic or foreign, relating to the use, disposal or release of hazardous or toxic substances or relating to the protection or restoration of the environment or human exposure to hazardous or toxic substances (collectively, “environmental laws”). Company does not own or operate any real property contaminated with any substance that is subject to environmental laws; is not liable for any off-site disposal or contamination pursuant to any environmental laws; is not subject to any claim relating to any environmental laws, which violation, contamination, liability or claim would, individually or in the aggregate, have a Material Adverse Effect; and Company is not aware of any pending investigation which would reasonably be expected to lead to such a claim.

(z)   Listing; 1934 Act Registration. The Common Stock is listed for trading on the Principal Market and, as of each respective Closing Date, the Shares to be issued on each such Closing Date have been approved for listing subject to notice of issuance on the Principal Market. Company has taken no action designed to, or likely to have the effect of, terminating the registration of the Common Stock under the 1934 Act or the quotation of the Common Stock or the Common Shares on the Principal Market, nor has Company received any notification that the SEC or the Principal Market is currently contemplating terminating such registration or quotation. Company is not in violation of the listing requirements of the Principal Market and has no knowledge of any facts that would reasonably lead to delisting or suspension of the Common Stock in the foreseeable future.

(aa) Contributions; Foreign Corrupt Practices. Company has not made any contribution or other payment to any official of, or candidate for, any federal, state or foreign office in violation of any law the violation of which is required to be disclosed in the Prospectus.

(bb) Consents. Other than as described in Section 3(z) hereof, or as has been previously obtained, filed or made, Company is not required to obtain any consent, authorization, or order of, or make any filing or registration with, any court, governmental agency, any regulatory or self-regulatory agency, or any other person in order for it to execute, deliver, or perform any of its obligations under this Agreement, including the issuance of the Securities in each case in accordance with the terms hereof or thereof. Company is unaware of any facts or circumstances that might prevent Company from obtaining or affecting any of the registration, application, or filings pursuant to the preceding sentence.

(cc) Off Balance Sheet Arrangements. There is no transaction, arrangement, or other relationship between Company and an unconsolidated or other off balance sheet entity that is required to be disclosed by Company in its SEC Documents and is not so disclosed or that otherwise would be reasonably likely to have a Material Adverse Effect.

(dd) Transfer Taxes. On the Closing Date, all stock transfer or other similar taxes (other than income or similar taxes) which are required to be paid in connection with the sale and transfer of the Shares to be sold to Owner hereunder will be, or will have been, fully paid or provided for by Company, and all laws imposing such taxes will be or will have been complied with.

(ee) Shell Company Status. Company is not, and has not been in the last twelve (12) months, an issuer identified in Rule 144(i)(1).

(ff)  Bank Holding Company. Neither Company, nor any of its affiliates, is, nor, while the Owner holds any Common Shares, will become, subject to the Bank Holding Company Act of 1956, as amended (the “BHCA”), and to regulation by the Board of Governors of the Federal Reserve System (the “Federal Reserve”). Neither Company, nor any of its affiliates, owns or controls, nor, while Owner holds any Common Shares, will own or control, directly or indirectly, five percent or more of the outstanding shares of any class of voting securities or twenty-five percent or more of the total equity of a bank, or any entity that is subject to the BHCA and to regulation by the Federal Reserve. Neither Company, nor any of its affiliates, exercises, nor, while Owner holds any Securities, will exercise, a controlling influence over the management or policies of a bank or any entity that is subject to the BHCA and to regulation by the Federal Reserve.

(gg) SEC Documents. Company has filed, on a timely basis, all reports, schedules, forms, statements, and other documents required to be filed by it with the SEC, pursuant to the reporting requirements of the Securities Exchange Act of 1934, including material filed pursuant to Section 13(a) or 15(d) (all of the foregoing including filings incorporated by reference therein being referred to herein as the “SEC Documents”). As of their respective dates, the SEC Documents complied in all material respects with the requirements of the Securities Exchange Act of 1934 Act, and the rules and regulations of the SEC promulgated thereunder, and other federal, state and local laws, rules, and regulations applicable to such SEC Documents, and none of the SEC Documents contained any untrue statement of a material fact or omitted or failed to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The financial statements of Company included in the SEC Documents comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC or other applicable rules and regulations with respect thereto. Such financial statements have been prepared in accordance with generally accepted accounting principles applied on a consistent basis during the periods involved (except (i) as may be otherwise indicated in such financial statements or the notes thereto or (ii) in the case of unaudited interim statements, to the extent they may not include footnotes or may be condensed or summary statements) and fairly present in all material respects the financial position of Company as of the dates thereof and the results of operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments).

(hh) Independent Accountants. AJSH and Co, who have certified certain financial statements of Company and its subsidiaries, is an independent registered public accounting firm with respect to Company and its subsidiaries within the applicable rules and regulations adopted by the Commission and the Public Company Accounting Oversight Board (United States) and as required by the Securities Act of 1933, as amended.

4.   COVENANTS.

(i) Best Efforts. Each party shall use its best efforts timely to satisfy each of the conditions to be satisfied by it as provided in Sections 5 and 6 of this Agreement.

(ii) Corporate Examinations and Investigations.   Prior to the Closing Date, Company shall be entitled, through its employees and representatives, to make a reasonable investigation of the assets, liabilities, properties, business, and operations of Brilliant, and a reasonable examination of the books, records, tax returns, results of operations and financial condition of Brilliant. Any such investigation and/or examination shall be conducted at a reasonable time and under reasonable circumstances, and Owner, Brilliant, and their employees and representatives, including without limitation, their counsel and independent public accountants, shall cooperate fully with such representatives in connection with such reasonable review and examination.

(iii) NYSE MKT.  In order to comply with NYSE MKT rules, in no event shall Company be obligated to issue a number of Shares under this Agreement equal to more than 19.9% of its outstanding shares of Common Stock, determined immediately prior to Closing, and Company agrees not to issue shares of Common Stock in any other related transaction or series of transactions (whether an additional financing or an acquisition transaction in consideration, in whole or part, for Common Stock) that would be integrated herewith and counted together so as to exceed such threshold.

5.   CONDITIONS TO COMPANY’S OBLIGATION TO ISSUE SHARES

Company’s obligation hereunder to issue Shares to Brilliant at Closing is subject to the satisfaction, at or before the applicable Closing Date(s), of each of the following conditions, provided that these conditions are for Company’s sole benefit and may be waived by Company at any time in its sole discretion by providing Brilliant with prior written notice thereof:

(i)       Owner and Brilliant shall have executed each Agreement to which they are parties and shall have delivered the same to the Company.

(ii)      The representations and warranties of Owner and Brilliant shall be true and correct as of the date when made and as of the Closing Date as though made at that time (except for representations and warranties that speak as of a specific date which shall be true and correct as of such specified date), and Owner and Brilliant shall have performed, satisfied and complied in all material respects with the covenants, agreements, and conditions required by this

Agreement to be performed, satisfied, or complied with by Owner and Brilliant at or prior to the respective Closing Date.

(iii)      Company shall have completed its due diligence to its sole satisfaction.

(iv)     Company shall have received a certificate, executed by Brilliant, dated as of the applicable Closing Date(s) relevant thereto, in the form attached hereto as Exhibit A.

(v)      Brilliant shall have obtained all governmental, regulatory, or third party consents and approvals, if any, necessary for the sale of the respective Interests to be transferred to Company at such Closing, including approval of the Companies Commission of Malaysia of the Change of Control of Brilliant to the Company, if necessary.

(vi)     No litigation, statute, rule, regulation, executive order, decree, ruling, or injunction shall have been enacted, entered, promulgated, or endorsed by or in any court or governmental authority of competent jurisdiction or any self-regulatory organization having authority over the matters contemplated hereby which prohibits the consummation of any of the transactions contemplated by this Agreement.

(vii)   Brilliant shall have delivered to Company such other documents relating to the transactions contemplated by this Agreement as Company or its counsel may reasonably request.

(viii) Intentionally left blank.

(ix)     Brilliant shall deliver to the Company reviewed quarterly financial statements within 25 days of the end of a quarter, and an audited financial statement for the year ended March 31 within 55 days of the end of the financial year. The statutory auditor shall be appointed, or reappointed, annually. Brilliant shall not appoint, reappoint, or remove a statutory auditor without the written approval of the Company.  Brilliant shall cooperate in a timely fashion with the Company’s USGAAP auditor for annual audits and for quarterly filings as and when required. Brilliant acknowledges that the Company’s filings are time constrained and Brilliant shall cooperate to ensure that the Company’s filing deadlines are met. The Parties acknowledge that this is a material provision of this Agreement.

(x)      The parties shall have executed the Tag Along Agreement, attached hereto as Exhibit B.

(xi)     Issuance of Shares. The Company shall issue the Shares to Brilliant at Closing or soon after as all relevant approvals are obtained, including but not limited to approvals from the Board of the Company, NYSE, SEC, and shareholders of the Company, as necessary;

(xii)    Claw Back.  The parties agree that the reasonably prompt development of the land is critical to the agreements between the parties. Accordingly, within twenty-four (24) months of the date on which this Agreement is fully executed by the parties, Brilliant shall have: (a) secured financing for the construction and/or development of the land and entered into a contract for same; (b) entered into all necessary and reasonable contracts with RGF Land Sdn. Bhd. for the development of the land; and (c) in conjunction with RGF Land Sdn. Bhd. and/or its successor, broken ground on the construction and/or development of the land. In the event that Brilliant fails to meet any one (1) or more of the obligations set forth in this Section 5, subsection (x) of this Agreement, the Company shall have the right, in its sole and exclusive discretion, to rescind this Agreement and demand return of any shares issued to Brilliant pursuant to Section 5, subsection (ix) of this Agreement. The Company agrees that it shall not unreasonably demand return of the shares, and Brilliant agrees that it shall not unreasonably withhold return of the shares. Any request for return of the issued shares by the Company shall be considered valid if made in writing and delivered in the manner set forth in this Agreement. In the event Brilliant fails to return the issued shares upon valid demand by the Company, the Company may institute an action in any court of equitable jurisdiction in the State of Maryland, or in Malaysia, to compel the return of the issued shares. In any such action, Brilliant shall bear the burden of proving that the Company's request for return of the issued shares was unreasonable.

6.   TAG ALONG AGREEMENT

As part of the consideration for this Agreement, the Parties agree that they shall be bound by the terms of the Tag Along Agreement dated as of this Agreement, attached hereto as Exhibit B, in the same manner as if the terms of the Tag Along Agreement were incorporated directly into this Agreement.

Execution of the Tag Along Agreement is a condition precedent to the enforceability of this Agreement.

7.   PROJECT RESTRICTIONS.     The following projections developed by Brilliant are based on several assumptions, including but not limited to, projected demand, sale price, other real estate factors, and exchange rate between the Malaysian currency (“MYR”) and United States Dollars (“USD”), among several other factors.

Brilliant' Projections	MYR	USD (4.11)
Project Revenue	2,049	$499	Million
Project Cost	1,074	$262	Million
Project Earnings	974	$237	Million
IGC Share (10.0%)	97	$24	Million

Based on Brilliant’ Projections, IGC is expected to receive a return of approximately 97 Million MYR over the five-year projected life of the project.

(a) In the event the project proceeds as anticipated:

(i)     Brilliant shall pay to IGC, within 90 days of the end of the Financial Year, commencing in the Financial Year Ended (FYE) as shown in the table below, the greater of 10% (ten percent) of any post tax earnings in that Financial Year or the amount set forth as follows:

FYE March 31	2016	2017	2018	2019	2020	2021
Amount due to IGC (MYR)	0.00	3 Million	4 Million	4 Million	4 Million	4 Million

(ii)     In the event Brilliant fails to pay the amounts, as set forth in subsection (i), above, Brilliant shall transfer sole ownership of units in the development of IGC’s choosing, with an aggregate market value equal to the greater of 10% (ten percent) of any post tax earnings in that financial year, or the amount set forth in the table above, free and clear of any Encumbrance, to IGC. Brilliant shall be responsible for payment of any taxes and/or fees, including stamp duty if any, incurred by either party related to the transfer. For the purposes of this provision, the market value of the transferred units shall be established by an independent appraiser appointed by IGC.

(iii)    IGC’s share, i.e., 10%, of the cumulative earnings, at the completion or substantial completion of the project, will then be compared to the amounts paid out to IGC as set forth herein, inclusive of the transfer value of units or other real estate. IGC’s portion of the cumulative earnings shall be deducted from the amounts, and the transfer value of the units and other real estate paid out as above. The difference shall be paid out to IGC. In the event that some portion of the project is not sold but leased to produce an income stream, IGC shall be entitled to 10.0% of the ongoing cash stream.

(iv)     In the event that Brilliant does not pay the amounts, or does not transfer the Units as set out in Clause 7 (a) then IGC shall be entitled to receive 10 % ownership in the land and any other assets associated therewith or thereon, free and clear of any Encumbrances, and to have that interest memorialized in any deed or other ownership document, as a tenant-in-common (or a comparable ownership interest in the land as described under the laws of Malaysia), whereby IGC will have the authority to partition the land and/or force a sale in lieu of a partition.

(b) For the purposes of this provision, the project fails when and if the project fails to meet 60% (sixty percent) of the projections. In the event the project fails, at any time during the life of the project:

(i)        IGC will be entitled to receive 10.0 % ownership in the land and any other assets associated therewith or thereon, free and clear of any Encumbrances, and to have that interest memorialized in any deed or other ownership document, as a tenant-in- common (or a comparable ownership interest in the land as described under the laws of

Malaysia), whereby IGC will have the authority to partition the land and/or force a sale in lieu of a partition.

(ii)      Further, Brilliant and Owner shall grant IGC the first right of refusal to purchase the remaining 90% ownership in the land and any other assets associated therewith or thereon.

(c) The following transactions are restricted:

(i)       Brilliant shall not sell or transfer the development right or any portion thereof or any of the assets thereon or related thereto to any person or entity other than IGC for less than Ninety percent (90%) of market value of the asset intended to be sold absent IGC’s consent in writing. For the purposes of this provision, the market value of the development or assets to be transferred shall be established by an independent appraiser appointed by IGC.

(ii)       Brilliant shall not borrow money against, otherwise encumber, or use as collateral, the land from a creditor or lender unless the lender for such loan is a bank of sufficient national and/or international reputation and the transaction is made at arm’s length.

(iii)     Brilliant shall not engage in any insider transaction with relation to the land or the real estate assets on the land, absent IGC’s consent in writing obtained after IGC performs a due diligence investigation of the transaction. For the purposes of this provision, an insider transaction is any transaction with a person or entity that holds an ownership interest directly or indirectly; in the land; in Brilliant; or in any subsidiary, affiliate, or related party of Brilliant or RGF Land.

8.   TERMINATION. Subject to the notice provisions of Section 9, Subsection (h) of this Agreement, in the event that Closing shall not have occurred due to Company’s or Owner’s failure to satisfy the conditions set forth in this Agreement (and the non-breaching party’s failure to waive such unsatisfied condition(s)),  the non-breaching  party shall have the option to terminate this Agreement with respect to such breaching party at the close of business on such date without liability of any party to any other party.

9.   DISPUTE RESOLUTION.

(A)     Governing Law; Jurisdiction; Venue; Service of Process; Jury Trial. Except as otherwise provided in this Agreement, this Agreement shall be governed by and construed in accordance with the laws of Malaysia, and the Parties agree to be subject to the non-exclusive jurisdiction of the Courts in Malaysia.
(B) EACH PARTY HEREBY IRREVOCABLY WAIVES PERSONAL SERVICE OF THE SUMMONS, COMPLAINT, AND/OR ANY OTHER PROCESS IN ANY SUCH ACTION OR SUIT, IRREVOCABLY WAIVES APPLICATION OF THE HAGUE CONVENTION ON THE SERVICE ABROAD OF JUDICIAL AND EXTRA-JUDICIAL DOCUMENTS IN CIVIL OR COMMERCIAL MATTERS (“THE HAGUE CONVENTION”), TO THE EXTENT THE HAGUE CONVENTION APPLIES TO ANY SUCH SUIT OR ACTION, AND EXPRESSLY AND IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN ANY SUCH SUIT OR ACTION:

(1) BY ELECTRONIC MAILING TO THE LAST KNOWN E-MAIL ADDRESS ON FILE FOR ANY NAMED PARTY, AND/OR AS DISCLOSED IN SUBSECTION (h) OF THIS SECTION 9, AND/OR BY CERTIFIED MAIL AND/OR REGISTERED MAIL, POSTAGE PREPAID, AND RETURN RECEIPT REQUESTED TO THE FOLLOWING AGENTS/DESIGNEES FOR SERVICE OF PROCESS:

(i) IF TO OWNER by EMAIL to kentchan821015@gmail.com ATTENTION CHAN WAI KEEN AND OR   vinclsh@yahoo.com ATTENTION LIM SOO HAU AND/OR TO BRILLIANT: by EMAIL TO CHAN WAI KEEN, KENTCHAN821015@GMAIL.COM AND OR LIM SOO HAU VINCLSH@YAHOO.COM OR TO SUCH OTHER PERSON AND PHYSICAL (NON P.O. BOX) ADDRESS WITHIN THE UNITED STATES THAT OWNER AND/OR BRILLIANT MAY DESIGNATE IN THE FUTURE IN A SIGNED WRITING DELIVERED TO COMPANY IN THE MANNER SET FORTH IN SUBSECTION (h) OF THIS SECTION 9; OR

(ii) IF TO COMPANY: by EMAIL to Matt@FGLawfirm.com, attention: Matt Feinberg, Esq., The Finkelstein Group, P.C. 4600 North Park Avenue, Chevy Chase, MD, 20815, OR TO SUCH OTHER PERSON AND PHYSICAL (NON P.O. BOX) ADDRESS WITHIN THE UNITED STATES THAT COMPANY MAY DESIGNATE IN THE FUTURE IN A SIGNED WRITING DELIVERED TO OWNER AND TO BRILLIANT IN THE MANNER SET FORTH IN SUBSECTION (h) OF THIS SECTION 9.

(3) THE PARTIES ACKNOWLEDGE AND AGREE THAT THE SUCCESSFUL COMPLETION OF THE EVENTS DESCRIBED ABOVE SHALL CONSTITUTE GOOD, LEGAL, AND SUFFICIENT SERVICE OF PROCESS AND NOTICE THEREOF.

(C)     Arbitration; Mediation. In the event of any dispute, controversy or claim arising out of or in connection with this Agreement between the Parties hereto, each Party shall exert its best efforts for an amicable resolution, based upon mutual consultation between the Parties in good faith. In the event such dispute, controversy or claim cannot be settled by mutual consultation within ninety (90) days after written notification by one Party of the existence of such dispute, then such dispute shall be settled by arbitration in accordance with the Rules for Arbitration of the Kuala Lumpur Regional Centre for Arbitration. Such arbitration shall be held in Kuala Lumpur, Malaysia in accordance with the said rules by three (3) arbitrators appointed in accordance with the same rules. The language to be used in the arbitration shall be English. The award rendered by the arbitrators shall be final and binding upon both Parties and may be entered by any court of competent jurisdiction for execution forthwith. Each party shall bear its own expenses and legal fees in connection with the arbitration. Service of process for any arbitration proceeding shall be deemed complete if made in compliance with the provisions of Section 9 of this Agreement.

10. MISCELLANEOUS.

(a) Counterparts. This Agreement may be executed in any number of identical counterparts, all of which shall be considered one and the same agreement and shall become effective when signed and delivered to the other party; provided that a facsimile signature shall be considered due execution and shall be binding upon the signatory thereto with the same force and effect as if the signature were an original, not a facsimile signature.

(b) Headings. The headings of this Agreement are for convenience of reference and shall not form part of, or affect the interpretation of, this Agreement.

(c) Severability. If any provision of this Agreement is prohibited by law or otherwise determined to be invalid or unenforceable by a court of competent jurisdiction, the provision that would otherwise be prohibited, invalid or unenforceable shall be deemed amended to apply to the broadest extent that it would be valid and enforceable, and the invalidity or unenforceability of such provision shall not affect the validity of the remaining provisions of this Agreement so long as this Agreement as so modified continues to express, without material change, the original intentions of the parties as to the subject matter hereof, and the prohibited nature, invalidity, or unenforceability of the provision(s) in question does not substantially impair the respective expectations or reciprocal obligations of the parties or the practical realization of the benefits that would otherwise be conferred upon the parties. The parties will endeavor in good faith negotiations to replace the prohibited, invalid, or unenforceable provision(s) with a valid provision(s), the effect of which comes as close as possible to that of the prohibited, invalid or unenforceable provision(s).

(d) Entire Agreement; Amendments. This Agreement supersedes all other prior oral or written agreements between Owner, Company, their affiliates and Persons acting on their behalf with respect to the matters discussed herein, and this Agreement, the other Transaction Documents, and the instruments referenced herein and therein contain the entire understanding of the Parties with respect to the matters covered herein and therein and, except as specifically set forth herein or therein, neither Company nor Owner makes any representation, warranty, covenant or undertaking with respect to such matters. No provision of this Agreement may be amended other than by an instrument in writing signed by Company and Owner, and any amendment to this Agreement made in conformity with the provisions of this Section 9(g) shall be binding upon and inure to the benefit of Owner and holders of Common Shares as applicable. No provision hereof may be waived other than by an instrument in writing signed by the party against whom enforcement is sought. No such amendment shall be effective to the extent that it applies to less than all of the holders of the applicable Common Shares then outstanding

(e) Notices. Any notices, consents, waivers or other communications required or permitted to be given under the terms of this Agreement must be in writing and will be deemed to have been delivered: (i) upon receipt, when delivered personally; (ii) upon receipt, when sent by email or facsimile (provided confirmation of transmission is mechanically or electronically generated and kept on file by the sending party); or (iii) one Business Day after deposit with an overnight courier service, or three Business Days after deposit with a non- overnight courier service, in each case properly addressed to the party to receive the same. The street addresses, email addresses and facsimile numbers for such communications shall be:

If to Company:

India Globalization Capital, Inc. P.O. Box 60642
Potomac, Maryland 20859
Telephone: (301) 983-0998
Facsimile: (240) 465-0273
Attention: Chief Executive Officer

with a copy to:

The Finkelstein Group, P.C.
4600 North Park Avenue
Chevy Chase, MD 20815
Telephone: 301-951-8400
Facsimile: 301-951-8401
Attention: Matt Feinberg

If to Brilliant:

as shown in Schedule A, with a copy to the attorney, or to such other address, email and/or facsimile number and/or to the attention of such other person as the recipient party has specified by written notice given to each other party five (5) days prior to the effectiveness of such change. Written confirmation of receipt: (A) given by the recipient of such notice, consent, waiver or other communication, (B) mechanically or electronically generated by the sender’s , or facsimile machine containing the time, date, recipient facsimile number, and an image of the first page of such transmission; or (C) provided by an overnight courier service, shall be rebuttable evidence of personal service, receipt by facsimile, or receipt from an overnight courier service in accordance with clause (i), (ii) or (iii) above, respectively.

(f)  Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and assigns. Neither party may assign this Agreement or any rights or obligations hereunder without the prior written consent of the other.

(g) No Third Party Beneficiaries. This Agreement is intended for the benefit of the Parties hereto and their respective permitted successors and assigns, and is not for the benefit of, nor may any provision hereof be enforced by any other person.

(h) Survival.  Unless this Agreement is terminated under Section 7 of this Agreement, the representations and warranties of Company, Owner, and Brilliant, respectively, contained in Sections 2 and 3 of this Agreement, and the agreements and covenants set forth in Sections 4, 5, and 6 of this Agreement, shall survive the Closing. Owner and Brilliant shall be responsible only for their own representations, warranties, agreements and covenants hereunder.

(i) Further Assurances. Each of the Parties shall do and perform, or cause to be done and performed, all such further acts and things, and shall execute and deliver all such other agreements, certificates, instruments and documents, as are reasonably necessary in order to carry out the intent and accomplish the purposes of this Agreement and the consummation of the transactions contemplated hereby.

(j) No Strict Construction.  The language used in this Agreement will be deemed to be the language chosen by the parties to express their mutual intent, and no rules of strict construction will be applied against any party.

(k) Remedies.  Owner shall have all rights and remedies set forth in this Agreement and all rights and remedies which such holders have been granted at any time under any other agreement or contract and all of the rights which such holders have under any law.

(l)   Public Notices. The Parties agree that Company shall have the right to act unilaterally in publishing public announcements and regulatory filings without the prior approval of Brilliant.

11. ACTIONS REQUIRED AT FUTURE SHAREHOLDERS MEETINGS.

As additional and material consideration for this Agreement, Brilliant hereby agree and warrant that they shall vote in favor of and in accordance with the recommendations of Company’s Board of Directors at each of (i) the 4 (four) consecutive annual shareholders meetings immediately following execution of this Agreement and (ii) all special shareholders' meetings that are held prior to the 4th (forth) annual shareholders meeting immediately following execution of this Agreement. The Parties acknowledge that this is a material provision of this Agreement, and the failure to comply with this provision shall be grounds for Company to seek rescission of the Agreement in the event of any breach.

[Schedules, Exhibits and Signature Page Follows]

IN WITNESS WHEREOF, Company, Brilliant, and Owner have caused their respective signature pages to this Agreement, to be duly executed as of the date first written above.

FOR COMPANY:
INDIA GLOBALIZATION CAPITAL, INC.

Witness:	By:	/s/ Ram Mukunda
Name: Ram Mukunda
Title: Chief Executive Officer

FOR BRILLIANT HALLMARK SDN. BHD.:

Witness:	By:	/s/ Chan Wai Keen
Name: Chan Wai Keen
Title: Director

FOR BRILLIANT HALLMARK SDN. BHD.:

	By:	/s/ Lim Soo Hau
Name: Lim Soo Hau
Title: Director

FOR OWNER:

Witness:	By:	/s/ Chan Wai Keen
Name: Chan Wai Keen

FOR OWNER:

Witness:	By:	/s/ Lim Soo Hau
Name: Lim Soo Hau